EMPLOYMENT AGREEMENT FOR MATTHEW BOYD

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between enGene USA, Inc., its successors and assigns (the “Company”) and Matthew Boyd (the “Executive”) as of the date first written below.

WHEREAS, the Company desires to promote the Executive to serve as the Company’s Chief Regulatory Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.
Employment.
1.1.
Term. The initial term of this Agreement shall begin on July 8, 2025 (the “Effective Date”) and shall continue until the termination of the Executive’s employment. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” The Executive’s employment during the Term shall be as an “at-will” employee; the Executive may resign from employment at any time, and the Company may terminate the Executive’s employment at any time, for any reason or no reason, subject to the provisions of this Agreement.
1.2.
Duties. During the Term, the Executive shall serve as the Chief Regulatory Officer, with such duties, responsibilities, and authority commensurate therewith, and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the CEO that are consistent with and within the scope of Executive’s position. The Company may, in its sole discretion at any time other than during a Change in Control Period, change the Executive’s reporting line from the CEO to a direct report of the CEO.
1.3.
Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full business time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the CEO, which shall not be unreasonably withheld, on corporate, advisory or scientific advisory boards, or service in an advisory capacity to a corporate entity and (ii) managing personal investments, so long as such activities are permitted under the Company’s Code of Conduct and employment policies and do not violate the provisions of Section 15 below.
1.4.
Principal Place of Employment. The Executive understands and agrees that the Executive’s principal place of employment will be the Company’s headquarters in or around Boston, Massachusetts (“Principal Place of Employment”). The Executive’s employment and all services hereunder shall be provided in the United States and the Executive shall not be required to work in Canada during the Term of this Agreement. Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.
2.
Compensation.
2.1.
Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $445,050, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Parent Board”) of enGene Holdings Inc. (“Parent”), and may be increased, but not decreased.
2.2.
Annual Bonus. The Executive shall be eligible to receive an annual bonus for each calendar year during the Term, commencing with the 2025 calendar year, based on the attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”). The target amount of the Executive’s Annual Bonus for any calendar year during the Term is 40% of the Executive’s annual Base Salary (the “Target Annual Bonus”). Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses are paid to other executives of the Company; provided, that, in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates.
2.3.
Equity Compensation. The Executive shall be eligible to participate in the enGene Holdings Inc. 2023 Incentive Equity Plan (the “Equity Plan”) at a level commensurate with similarly situated C-Suite executives of the Company, as determined in the sole discretion of the Compensation Committee. In connection with the Executive’s appointment as Chief Regulatory Officer, subject to the approval of the Compensation Committee or Board, the Executive shall be eligible to receive a grant of an option to acquire 100,000 common shares of the Parent at an exercise price equal to the fair market value of such common shares on the date of the grant, vesting in approximately equal amounts each month over the 48 months following the Effective Date and on the terms and subject to the conditions set forth in the Equity Plan.
3.
Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
4.
Vacation. During the Term, the Executive shall be eligible to vacation each year and holiday and sick leave at levels commensurate with those provided to similarly situated US executives of the Company, in accordance with the Company’s policy and/or practice which as of the Effective Date is a flexible policy.
5.
Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting to Executive’s Principal Place of Employment) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.
6.
Termination of Employment Without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the provisions of this Section 6 shall apply.
6.1.
The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive and the Executive may resign for Good Reason.
6.2.
Unless the Executive complies with the provisions of Section 6(c) below, upon termination of employment under Section 6(a) above, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.
6.3.
Notwithstanding the provisions of Section 6(b) above, upon termination of employment under Section 6(a) above, if the Executive executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 15 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:
6.3.1.1.
Continuation of the Executive’s Base Salary for a twelve (12) month period (the “Severance Term”), at the rate in effect for the year in which the Executive’s date of termination of employment occurs, which amount shall be paid in regular payroll installments over the Severance Term.
6.3.1.2.
If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to other Company employees for the Severance Term; provided that the Executive shall pay the employee portion of such coverage, if any, the period of COBRA health care continuation coverage provided under section 4980B of the Code shall run concurrently with the Severance Term, and notwithstanding the foregoing, the amount of any benefits provided by this subsection (ii) shall be reduced or eliminated to the extent the Executive obtains duplicative benefits by virtue of the Executive’s subsequent or other employment. Notwithstanding the foregoing, if the Company’s making payments under this Section 6(c) would violate any nondiscrimination rules applicable to the Company’s group health plan under which such coverage is made available, or result in the imposition of penalties under the Code or the Affordable Care Act, the Parties agree to reform this Section 6(c) in a manner as is necessary to comply with such requirements and avoid such penalties.
6.3.1.3.
An amount equal to the Target Annual Bonus, prorated for the portion of the performance period that the Executive was employed prior to such termination, payable within forty-five (45) days of Executive’s termination of employment; provided, that such termination occurs six months or more into the applicable performance period for such Annual Bonus.
6.3.1.4.
Any time-based equity awards shall accelerate and vest with respect to the number of shares underlying the equity awards that would vest over the Severance Term had the Executive remained employed for such Severance Term and any equity awards that are subject to performance-based vesting shall vest and become exercisable, if at all, subject to the terms of such equity awards.
7.
Change in Control. Notwithstanding anything to the contrary herein, if there is a CIC Termination, then the provisions of this Section 7 shall apply.
7.1.
Unless the Executive complies with the provisions of Section 7(b) below, upon CIC Termination, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.
7.2.
Notwithstanding the provisions of Section 7(a) above, upon CIC Termination, if the Executive executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 15 below, then, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:
7.2.1.1.
Continuation of the Executive’s Base Salary for a twelve (12) month period (the “CIC Severance Term”), at the rate in effect for the year in which the Executive’s date of termination of employment occurs, which amount shall be paid in regular payroll installments over the CIC Severance Term;
7.2.1.2.
An amount equal to the Annual Target Bonus, payable within forty-five (45) days of Executive’s termination of employment;
7.2.1.3.
COBRA continuation benefits as set forth in Section 6(c)(iii), except that the Severance Term shall be the CIC Severance Term; and
7.2.1.4.
All time-based equity awards shall accelerate and become fully vested and any equity awards that are subject to performance-based vesting shall vest, if at all, subject to the terms of such equity awards.
8.
Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.
9.
Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.
10.
Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations and if the Executive executes and does not revoke the Release, an amount equal to the Target Annual Bonus, prorated for the portion of the performance period that the Executive was employed prior to such termination for Disability; provided, that such termination occurs six months or more into the applicable performance period. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan and if the Company does not have a long-term disability plan, shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for 120 days out of any 365 day period.
11.
Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. The Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.
12.
Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parent(s), subsidiaries, and Affiliates.
13.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
13.1.
“Accrued Obligations” shall mean (i) any Base Salary earned through the Executive’s termination of employment that remains unpaid; (ii) any Annual Bonus payable with respect to any calendar year which ended prior to the effective date of the Executive’s termination of employment, which remains unpaid; (iii) in the event of a termination of employment as a result of death, an amount equal to the Target Annual Bonus, prorated for the portion of the performance period that the Executive was employed prior to such termination; provided, that such termination occurs six months or more into the applicable performance period for such Annual Bonus; or (iv) any accrued, unused personal time off days, if required to be paid out under the Company policies. The Accrued Obligations shall be paid following the Executive’s termination of employment at such times and in accordance with such policies as would normally apply to such amounts and regardless of whether the Executive executes or revokes the Release.
13.2.
“Cause” shall mean any of the following grounds for the Executive’s termination of employment listed: (i) the Executive’s knowing and material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation, or embezzlement by the Executive of the Company’s funds; (iii) the Executive repeatedly negligently performing or failing to perform, or willfully refusing to perform, the Executive’s duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (iv) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its Affiliates; (v) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement; (vi) a material breach by the Executive of the Company’s Code of Conduct and Business Ethics; or (vii) any other act or omission by the Executive that has a material adverse effect on the Company’s ability to operate. Prior to any termination of employment for Cause pursuant to each such event listed in (i), (iii), (v), (vi), or (vii) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice. If the circumstances alleged to constitute Cause are remedied within the thirty (30) day cure period, no Cause shall exist to terminate Executive.

13.3.
“Change in Control” shall have the meaning set forth in the Equity Plan.
13.4.
“Change in Control Period” shall mean the period commencing 90 days prior to a Change in Control and ending on the first anniversary of such Change in Control.
13.5.
“CIC Termination” shall mean termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the Change in Control Period, provided that, in either case, a Change in Control actually occurs.
13.6.
“Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:
13.6.1.1.
A material diminution by the Company of the Executive’s title, duties or responsibilities;
13.6.1.2.
A material diminution by the Company of the Executive’s authority or reporting structure other than in connection with a change of the Executive’s reporting line from the CEO to a direct report of the CEO at any time other than during a Change in Control Period;
13.6.1.3.
A material change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the Executive’s Principal Place of Employment to a location that increases the Executive’s commute to work by more than 35 miles);
13.6.1.4.
A reduction in the Executive’s Base Salary (other than an across the board reduction of base salary for similarly situated senior level executives); or
13.6.1.5.
Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in theExecutive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period. For the avoidance of doubt, it shall not constitute “Good Reason” if the Company, at any time other than during a Change in Control Period, changes the Executive’s reporting line from the CEO to a direct report of the CEO.

13.7.
“Release” shall mean a separation agreement and general release of any and all claims against the Company and its Affiliates with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in form and substance specified by and acceptable to the Company and Executive, and will include provisions in which the Executive shall reaffirm and agree to remain bound by the restrictive covenants set forth in Section 15 below. Such general release shall be executed and delivered (and no longer subject to the 7 business day revocation period) by the Executive within sixty (60) days following delivery of the general release to the Executive.
14.
Section 409A.
14.1.
This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of theExecutive’s death.
14.2.
All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
14.3.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
15.
Restrictive Covenants.
15.1.
Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and (i) the CIC Severance Term after a CIC Termination and (ii) for any other termination of employment, including a termination of employment where severance is not payable to the Executive, the number of calendar months during the period of the Severance Term (the “Restriction Period”), the Executive will not, without the Parent Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States or Canada. The term “Competitive Business” means any person, concern or entity which is engaged in or conducts a business substantially the same as the Business of the Company and its Affiliates. The term “Business” means the discovery, research, development and commercialization of gene therapy treatments currently under active discovery, development or commercialization at the Company (generally referred to internally as “Programs” and “Pipeline”), including material external sponsored research agreements. The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing scope is reasonable and appropriate, and necessary to protect the Company’s legitimate business interests. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or Parent or any other entity under common control with the Company. The Executive and the Company agree that the terms set forth in this Agreement, including without limitation, the promotion to a new position, the increase in Base Salary, the Annual Bonus opportunity and severance rights that the Company is awarding the Executive as consideration for the covenants in this Section 15(a) are fair and reasonable, mutually-agreed upon consideration independent from the Executive’s continued employment.
15.2.
Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity; provided that the foregoing does not prohibit general solicitation or recruitment activities not directed at employees of the Company or soliciting, recruiting or hiring any person who responds thereto.
15.3.
Nonsolicitation of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer of the Company or an Affiliate for the purpose of providing such customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.
15.4.
Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 15(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. For purposes of this Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of: (i) this Agreement; (ii) any other agreement or instrument to which the Company or an Affiliate is a party or a beneficiary; or (iii) any duty owed to the Company or an Affiliate by the Executive or by any third party. It shall also not include any information that was known to Executive prior to Executive’s employment with the Company and which was communicated to the Company in writing; provided, however, that if the Executive shall desire or seek to disclose, use, lecture upon, or publish any Proprietary Information, the Executive shall bear the burden of proving that any such information shall have become publicly available without any such breach.
15.5.
Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
15.6.
Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all related information which relates to the Company’s or its Affiliates’ actual business, research and development of existing or future products or services and which are actually being developed or made by the Executive while employed by the Company, on Company time and using Company resources (“Work Product”) belong to the Company. The Executive will perform all actions reasonably requested by the Parent Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, limited powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.
15.7.
Return of Company Property. Within a reasonable time after termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that are in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, proprietary information, or Work Product.
15.8.
Restrictive Covenant Acknowledgement. The Executive acknowledges and agrees that the foregoing restrictions contained in Section 15 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent the Executive from earning a living or pursuing a career. In the event that a court of competent jurisdiction determines that any of the provisions of this Agreement (including, without limitation, the provisions of Section 15) would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, too long a period of time, insufficient consideration, or otherwise, then such provisions automatically shall be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and the minimum amount of required consideration as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified.
16.
Legal and Equitable Remedies. Because the Executive’s services are personal and unique andthe Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its Affiliates,and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to seek to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 are unreasonable or otherwise unenforceable.
17.
Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
18.
No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
19.
Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
19.1.
The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

19.2.
Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
19.3.
All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
20.
Tax Equalization. The Company will reimburse the Executive for all reasonable and necessary costs incurred in connection with any cross-border tax filings that may be required, as well as the cost of joining the NEXUS program and any other visa or related issues with respect to the Executive’s employment with the Company. To the extent the Executive is subject to additional taxes in respect of services performed in Canada (whenever such services were performed on the Company’s behalf), the Company will reimburse the Executive for such additional taxes with an appropriate gross up calculation such that the Executive pays no more income taxes in respect of compensation from the Company then the Executive would have paid had the services solely been performed in the United States. Without limiting any of the foregoing provisions of this Section 20, the Company hereby agrees to fully indemnify the Executive against: (i) any and all tax liability that the Executive incurs in Canada arising with respect to any services that Executive performs in Canada for and on behalf of the Company, Parent or any of their respective subsidiaries, (ii) any and all tax liability that Executive incurs in the United States by virtue of Parent or any of its subsidiaries being a Passive Foreign Investment Company and that Executive would not have incurred if each of Parent and its subsidiaries were a corporation incorporated and existing under the laws of a State in the United States, and (iii) any other tax liability or penalties that Executive incurs in the United States or Canada by virtue of the Parent or any of its subsidiaries being a Canadian corporation and that Executive would not have incurred if each of Parent and its subsidiaries were a corporation incorporated and existing under the laws of a State in the United States.
21.
Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when emailed, hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

200 Fifth Avenue

Suite 4020

Waltham, MA 02451

Attn: Chief Legal Officer

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

22.
Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
23.
Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
24.
Binding Arbitration and Waiver of Right to Participate in Class Actions. Except for disputes relating to, or arising out of, the Executive’s obligations set forth in Section 15, including the Company’s right to independently seek and obtain injunctive relief in state or federal courts, the parties agree to arbitrate any and all claims, disputes or controversies relating to, or arising out of, or concerning, this Agreement and/or the Executive’s employment with the Company, including termination of the Executive’s employment. If either party initiates arbitration, the initiating party must notify the other party in writing via U.S. mail, or hand delivery within the applicable statute of limitations period under Massachusetts law. The parties’ agreement to arbitrate employment-related claims is intended to include, but is not limited to, claims concerning compensation, benefits or other terms and conditions of employment, or any other claims whether arising by statute or otherwise including, but not limited to, employment claims of wrongful discharge, discrimination, harassment or retaliation under federal, state or local laws including, without limitation, Commonwealth of Massachusetts; Title VII of the Civil Rights Act as amended, the Equal Pay Act, the Americans With Disabilities Act (as amended), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act; the Patient Protection and Affordable Care Act, and claims arising under the Fair Labor Standards Acts, or any other national, federal, state or local employment or discrimination laws, rules or regulations. The Executive’s agreement to arbitrate also includes claims for breach of contract, violation of internal procedure or policy, wrongful termination in violation of public policy, wrongful discharge or termination, tort claims including negligence, defamation, loss of reputation, interference with contractual relations or prospective economic advantage, retaliation, and negligent or intentional infliction of emotional distress. The Executive agrees that all such claims will be fully and finally resolved by mandatory, binding arbitration conducted by the American Arbitration Association (“AAA”) located within thirty miles of the Executive’s Principal Place of Employment, pursuant to the AAA then-current Employment Arbitration Rules and Mediation Procedures. A copy of those rules is available online at www.adr.org/aaa. The Company as the employer will bear the administrative costs and arbitrator fees, and the arbitrator in such action may award whatever remedies would be available to the parties in a court of law. The purpose of this provision is to require binding arbitration of such disputes, claims or controversies that are or may be arbitrable, and the inclusion of any claim in this provision as to which a jury trial or civil action may not be waived will not taint or invalidate the remainder of this provision. To be clear, this agreement to arbitrate does not apply to any lawsuit to enforce this arbitration clause, or, as referenced above, to seek relief as set forth in Section 15 of this Agreement. Those lawsuits will be commenced in the state or federal courts sitting in the Commonwealth of Massachusetts and the Executive consents to the jurisdiction of the federal or state courts of Massachusetts.
25.
Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.
26.
Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Parent Board from time to time with respect to officers of the Company.
27.
Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be fully indemnified by the Company, and the Company shall pay the Executive’s related expenses (including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of) when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
28.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.
29.
Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
30.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Massachusetts without regard to rules governing conflicts of law.
31.
Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
32.
Acknowledgments. The Executive acknowledges that (a) the Executive has the right to consult with counsel prior to signing this Agreement and has had a full and adequate opportunity to read, understand and discuss with the Executive’s advisors, including counsel, the terms and conditions contained in this Agreement prior to signing hereunder, (b) this Agreement is supported by fair and reasonable consideration independent from the continuation of employment, and (c) the Executive received notice of this Agreement at least ten business days before it is to be effective.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENGENE USA, INC.

/s/ Ronald H.W. Cooper

Name: Ronald H.W. Cooper

Title: Chief Executive Officer

Date: July 8, 2025

EXECUTIVE

/s/ Matthew Boyd

Name: Matthew Boyd

Date: July 8, 2025